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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the incorporation by reference in the Registration Statements No. 33-85224, No. 333-22283, No. 333-43323, No. 333-64539,
No. 333-64529, No. 333-73255, No. 333-49276, No. 333-53688 and No. 333-62540 on
Form S-3 of Tyco Capital Corporation (formerly The CIT Group, Inc.) of our reports dated October 18, 2001 relating to the consolidated balance sheet of Tyco Capital Corporation and its subsidiaries as of September 30, 2001 and the related consolidated statements of income, shareholder's equity and cash flows for the period from June 2, 2001 through September 30, 2001 and the period from January 1, 2001 through June 1, 2001, which appear in this Form 10-K.

PRICEWATERHOUSECOOPERS LLP

New York, New York
December 26, 2001